News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

Procter & Gamble Announces Appointment of Director
Susan Desmond-Hellmann Appointed to Board

CINCINNATI, December 14, 2010 – The Procter & Gamble Company (NYSE:PG) today announced the appointment of Susan Desmond-Hellmann, 53, Chancellor of the University of California, San Francisco (UCSF), to its board of directors. The appointment was made effective December 13, 2010.

"Susan’s breadth of experience in the health care industry and leadership within the academic community makes her a strong addition to our board," commented Robert A. McDonald, P&G chairman of the board, president and chief executive officer. "Her track record is outstanding and her insights and perspectives will be invaluable.”

UCSF is dedicated to advancing health worldwide through innovative biomedical research, graduate-level education in the life sciences and health professions, and excellence in patient care.

Prior to being named Chancellor of UCSF, Desmond-Hellmann served as president of product development at Genentech, a position she held from March 2004 through April 30, 2009.  In this role, she was responsible for Genentech’s pre-clinical and clinical development, process research and development, business development and product portfolio management.  During her fourteen years at Genentech, several of the company’s patient therapeutics were approved by the U.S. Food and Drug Administration, and the company became the nation’s No. 1 producer of anti-cancer drug treatments.

For her outstanding contributions in the health care industry, Desmond-Hellmann has received numerous recognitions.  In October of 2010 she was named to the American Academy of Arts and Sciences and the Institute of Medicine.  In November 2009, Forbes magazine named her as one of the world’s seven most “powerful innovators,” calling her “a hero to legions of cancer patients.”  Other recognitions include being named to Fortune magazine’s “Top 50 Most Powerful Women in Business” list in 2003-08 and in 2001.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers, Tide, Ariel, Always, Whisper, Pantene, Mach3, Bounty, Dawn, Gain, Pringles, Charmin, Downy, Lenor, Iams, Crest, Oral-B, Duracell, Olay, Head & Shoulders, Wella, Gillette, Braun and Fusion. The P&G community includes approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts: Paul Fox, Corporate Media Relations, 513-983-3465